Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	:
	:	Chapter 11
TACTICA INTERNATIONAL, INC.	:
	:	Case No. 04-16805 (BRL)
Debtor.	:

STIPULATION AND CONSENT ORDER

PROVIDING FOR ADEQUATE PROTECTION OF INNOTRAC

CORPORATION’S INTEREST IN THE DEBTOR’S INVENTORY

WHEREAS, on October 21, 2004 (the “Petition Date”), Tactica International, Inc. (the “Debtor”) filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, the Debtor remains in possession of its assets and the management of its property as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, no trustee, examiner, or committee of unsecured creditors has been appointed by the Office of the United States Trustee in this case; and

WHEREAS, the Debtor is a leading marketer and distributor of proprietary and branded personal care and home care products; and

WHEREAS, Innotrac Corporation (“Innotrac”) warehouses certain of the Debtor’s products, processes orders of the Debtor’s inventory, ships the Debtor’s products to the Debtor’s customers and handles various other related services for the Debtor; and

WHEREAS, on the Petition Date, Innotrac held, and currently holds, certain inventory, which constitutes property of the Debtor’s estate under section 541 of the Bankruptcy Code, at Innotrac’s warehouse facility located in Reno, Nevada (the “Inventory”); and

WHEREAS, the Debtor asserts that the value of the Inventory is approximately $9,000,000 ($9 million); and

WHEREAS, Innotrac asserts that the value of the Inventory is substantially less than the value claimed by the Debtor; and

WHEREAS, Innotrac claims the Debtor owes it $2,753,280.78 in principal for services Innotrac provided to the Debtor, plus to the extent allowable under the Bankruptcy Code or other applicable law, pre-petition interest and post-petition interest, fees, costs, charges and expenses including attorney’s fees (the “Innotrac Claim”); and

WHEREAS, the Debtor agrees with the principal amount of the Innotrac Claim, ; and

WHEREAS, Innotrac claims it possesses a valid warehouseman’s lien against, as well as a consensual security interest in, the Inventory (the “Innotrac Lien”) to secure the Innotrac Claim; and

WHEREAS, by the letter dated October 1, 2004, Innotrac informed the Debtor that (i) Innotrac would not permit the Debtor to remove the Inventory stored with Innotrac, unless the Debtor paid Innotrac all amounts allegedly due and (ii) Innotrac reserved all of its rights as a secured party and holder of the Innotrac Lien; and

WHEREAS, the Debtor does not have an available source of working capital to continue its normal operation of business if the Debtor is unable to sell the Inventory to its customers; and

WHEREAS, the Debtor desires to have the Inventory shipped and sold to its customers and currently has outstanding approximately $1.6 million in purchase orders and other indications of interest for purchases (the “Immediate Orders”); and

WHEREAS, in order to permit the Debtor to continue its business and to facilitate its ability to promulgate and confirm a plan of reorganization, the Debtor requires that this Stipulation be approved, which will permit the shipment and sale of the Inventory and adequate protection of the interests of Innotrac in the Inventory; and

WHEREAS, this Stipulation has been negotiated in good faith and at arm’s length between the Debtor and Innotrac and both parties have been represented by counsel.

NOW, THEREFORE, it is hereby ORDERED, and STIPULATED and AGREED, by and between the Debtor and Innotrac Corporation, by their respective attorneys, Piper Rudnick LLP and Kilpatrick Stockton LLP, as follows:

1. The Debtor and Innotrac agree that the principal amount owed to Innotrac in connection with Innotrac’s Claim is $2,753,280.78, plus to the extent allowable under the Bankruptcy Code or other applicable law, pre-petition interest and post-petition interest, fees, costs, charges and expenses including attorney’s fees.

2. The Debtor confirms that the Innotrac Lien (both as a warehouseman’s lien and as a consensual security interest) with respect to Inventory is a valid, legal, enforceable, duly perfected and first priority security interest in and lien upon such Inventory.

3. Innotrac agrees to release the Innotrac Lien with respect to the Inventory that Innotrac releases pursuant to this Stipulation, at the time such Inventory is released.

4. As adequate protection of Innotrac’s interest in the Inventory, upon the release by Innotrac of the Innotrac Lien in accordance with paragraph 3 herein and approval of the Stipulation by the Bankruptcy Court, Innotrac is granted a valid, legal, enforceable, duly perfected and first priority replacement lien upon and security interest in (i) the Inventory and (ii) the accounts receivable generated by the shipment and sale of the Inventory and the proceeds thereof. No liens or security interests shall be granted in the Inventory, the accounts receivable generated by the shipment and sale of the Inventory and the proceeds thereof that are senior or equal to the Innotrac Lien or the liens granted hereunder. Such liens and security interests shall at all times be senior to all other liens and security interests arising on or after the Petition Date and shall be effective and perfected upon the date of entry of this Stipulation without the necessity of taking any further action such as executing security agreements or filing financing statements, although Innotrac and the Debtor may do so.

5. With respect to the Immediate Orders, the Debtor shall pay to Innotrac the first $40,000.00 of proceeds received from the Immediate Orders, within five (5) days of the receipt of the funds representing the payment of those proceeds, and thereafter shall pay to Innotrac fifty-five percent (55%) of the proceeds of the sale of the Immediate Orders (i) within five (5) business days of the receipt of the funds representing the payment of those proceeds; or (ii) immediately, to the extent that any portion of the Immediate Orders has been prepaid by the Debtor’s customers. Upon receipt by Innotrac of the fifty-five percent (55%) referenced in this paragraph, Innotrac releases its interest in the remaining forty-five percent (45%) of such proceeds. Payment of the balance of any amounts due to Innotrac pursuant to the Immediate Orders (i.e., a total of fifty-five percent (55%) of the sale price for the Immediate Orders) shall be made by the Debtor to Innotrac no later than sixty-five (65) days after this Stipulation becomes effective.

6. With respect to the balance of the proceeds received by the Debtor in connection with the sale of the Inventory (after the sale of the Immediate Orders and prior to the satisfaction of the Innotrac Claim in full), the Debtor shall pay to Innotrac sixty percent (60%) of such proceeds: (i) within the earlier of five (5) business days of the receipt of the funds representing payment of those proceeds or sixty-five (65) days after the date of the Debtor’s receipt of the bill of lading in connection with the shipment of such Inventory or (ii) immediately, to the extent that the purchase order is prepaid by the Debtor’s customers. Upon receipt by Innotrac of the sixty percent (60%) referenced in this paragraph, Innotrac releases its interest in the remaining forty percent (40%) of such proceeds.

7. Innotrac shall be paid in advance by the Debtor for any services provided to the Debtor in connection with the postpetition shipping and processing, storage fees, customer care services and other services provided by Innotrac in the ordinary course of business on behalf of Debtor, for the Inventory or any additional inventory, except for first $16,000 of services provided with respect to the Immediate Orders, which $16,000 is included in the $40,000 referenced in paragraph 5 herein. Innotrac shall provide the Debtor with an estimate of the proposed bill for services to be rendered in connection with any orders to be fulfilled by Innotrac, including the support services to be provided by Innotrac in conjunction with the fulfillment of any orders. The Debtor shall pay the estimated amount prior to shipment by Innotrac. Innotrac will be under no obligation to perform any services on behalf of the Debtor until such payment is received. At the end of each bi-weekly (14 day) period following the date that this Stipulation becomes effective, Innotrac shall provide the Debtor with an accounting of the costs for all services and expenses of Innotrac with regard to services provided to the Debtor during the applicable period. In the event that the Debtor overpaid for services and expenses (including all applicable adjustments and credits) during a given period, Innotrac shall apply the overpayment to reduce the amount of the Innotrac Claim. In the event that Innotrac was underpaid for services and expenses (including all applicable adjustments and credits), the Debtor shall reimburse Innotrac for amounts in connection with these services that remain due and owing within seven (7) days of receipt of the accounting. The adequate protection liens granted pursuant to paragraph 4 herein shall attach to any amounts owed to Innotrac pursuant to the preceding sentence.

8. Upon approval of this Stipulation by the Bankruptcy Court, Innotrac shall immediately begin to process and commence packing the Inventory with regard to the Immediate Orders. Innotrac shall thereafter promptly (consistent with past practices) ship the Immediate Orders and all subsequent orders received by the Debtor, provided that the Debtor has made the payments required under paragraphs 5 and 7 of this Stipulation.

9. Innotrac is under no obligation to process or release any order for shipment unless the Debtor has first paid directly to the freight carrier or prepaid to Innotrac all freight charges in connection with the postpetition shipment of such Inventory.

10. Nothing contained in this Stipulation shall be deemed to limit or otherwise affect the right of any creditor or the Official Committee of Unsecured Creditors if one is appointed in the case, or other parties in interest, to object within ninety (90) days of the entry of this Stipulation to the validity and extent of the Innotrac Lien or any other claim or lien asserted by Innotrac.

11. All proceeds received by the Debtor in connection with the sale of the Inventory shall be deposited by the Debtor into a segregated bank account (the “Segregated Account”). The Debtor shall provide to Innotrac within two (2) business days of Innotrac’s request the Segregated Account bank statements, all orders, invoices, billings and related documents to enable Innotrac to audit the sale of the Inventory. Within three (3) business days of the Debtor’s receipt of each monthly Segregated Account bank statement, the Debtor shall overnight to Innotrac a copy of the Segregated Account bank statement for such period and information regarding each sale of Inventory during the period covered by the Segregated

Account bank statement, including without limitation, copies of all orders, the purchase price for the Inventory, the credit terms extended in each sale of Inventory and any purchase orders, invoices and billings related to the sale of the Inventory for such period. Innotrac shall have the right to review and reject any orders for shipment of Inventory that are not commercially reasonable or in accordance with custom in the industry, including those between related parties of the Debtor or not made on an arms length basis (Inventory sold for at least 70% of cost or at a price equal to or greater than a prior sale of substantially similar Inventory is rebuttably presumed to be a commercially reasonable sale). Upon twenty-four (24) hours notice and during normal business hours, Innotrac may review and inspect, and Tactica shall fully cooperate and grant Innotrac access to, any of Tactica’s records, documents or systems relating to or arising out of each sale of Inventory, and an accounting of any monies received from the sale of any Inventory to ensure Tactica’s compliance with the terms and conditions of this Stipulation.

12. All payments made by the Debtor to Innotrac pursuant to this Stipulation shall be by wire transfer.

13. The following shall constitute an “Event of Default” under this Stipulation (“monthly” shall refer to a calendar month and the Petition Date month shall be included as part of the first calendar month):

a)	The monthly gross sales by the Debtor of the Inventory, excluding freight, during the term of this Stipulation is under $200,000.00.

b)	The monthly paydown of the debt owed by the Debtor to Innotrac in connection with the Innotrac Claim is less than $120,000.00;

c)	The Debtor breaches any payment obligation under this Stipulation;

d)	The Debtor or Innotrac breaches any material term of this Stipulation; or

e)	The Innotrac Claim has not been satisfied in full within 270 days after the entry of this Stipulation.

14. Innotrac shall provide to the Debtor written notice of the existence of an Event of Default (the “Default Notice”). The Debtor shall be permitted five (5) business days from the date that the Debtor receives the Default Notice (the “Cure Period), to cure any Event of Default. Innotrac is under no obligation to process or ship any Inventory or provide any other services during a default or cure period.

15. In the Event that the Debtor does not cure an Event of Default during the Cure Period, Innotrac shall be relieved of the automatic stay imposed pursuant to section 362 of the Bankruptcy Code, upon three (3) days notice to the counsel of the Debtor, the top-20 creditors or the counsel to the creditors committee, and the United States Trustee in this case. In connection with stay relief granted to Innotrac pursuant to this paragraph, the Debtor may raise objections only to have the Bankruptcy Court determine: (i) whether an Event of Default has occurred; and (ii) whether the Debtor has timely cured an Event of Default. Pursuant to the stay relief granted to Innotrac pursuant to this paragraph, Innotrac shall be entitled to exercise any and all remedies to dispose of the Inventory in accordance with applicable law as if all default, cure or similar type notices had been issued to all parties entitled to receive such notices and all applicable cure and notice periods had expired, and the Debtor specifically waives the right to receive any additional notices, including those related to disposition of the collateral. Notwithstanding anything to the contrary herein, from the effective date of this Stipulation and Order until the expiration of thirty (30) days after Innotrac is granted stay relief pursuant to this paragraph or otherwise, Tactica will be provided access to the internet based CRM, work order and reporting systems, and upon reasonable notice and during normal business hours, Tactica shall be provided access to Innotrac’s Reno facility to inspect and audit the Inventory to the extent it remains property of the estate.

16. This Stipulation shall be of no effect unless it is approved by the Bankruptcy Court. This Stipulation shall become effective on the day it is approved by the Bankruptcy Court.

17. The rights provided to Innotrac hereunder are cumulative and not exclusive of any rights or remedies that Innotrac may otherwise have. Nothing herein shall preclude Innotrac from requesting further or different adequate protection, and the Debtor or any other party reserves the right to contest any such request.

18. The parties agree that the relief provided to Innotrac herein constitutes adequate protection of Innotrac’s interest in the Inventory under Section 361 of the Bankruptcy Code.

19. If any provisions of this Order is hereafter modified, vacated, reversed, limited or stayed by subsequent order of this Court, an appellate court, or any other court, such modification, vacation, reversal, limitation or stay shall not affect (a) the validity of any obligations or adequate protection obligations incurred prior thereto, or (b) the validity, enforceability or priority of any lien or security interest or the priority of the obligations or the adequate protection obligations with respect to the obligations or adequate protection obligations incurred prior thereto. Notwithstanding any such modification, vacation, reversal, limitation or stay, (i) any obligation of Debtor or Innotrac pursuant to this Order arising prior thereto shall be governed in all respects by the original provisions of this Order and Innotrac and the Debtor shall be entitled to all of the rights, privileges, and benefits granted hereunder with respect to all such obligations and (ii) any adequate protection obligation of Debtor pursuant to this Order arising prior thereto shall be governed in all respects by the original provisions of this Order and Innotrac shall be entitled to all of the rights, privileges, and benefits granted hereunder with respect to all such adequate protection obligations.

Dated: October 21, 2004	Dated: October 22, 2004

KILPATRICK STOCKTON LLP	PIPER RUDNICK LLP

/s/ Paul M. Rosenblatt	/s/ John P. McNicholas
Paul M. Rosenblatt (PR 6300)	Timothy W. Walsh (TW 7409)
Suite 2800	John P. McNicholas (JM 0694)
1100 Peachtree Street	1251 Avenue of the Americas
Atlanta, Georgia 30309-4530	New York, NY 10020-1104
Tel: (404) 815-6321	Tel: (212) 835-6000
Facsimile: (404) 541-3373	Facsimile: (212) 835-6001

Attorneys for Innotrac Corporation	Proposed Attorneys for Debtor

Dated:	New York, New York
October , 2004

SO ORDERED:
UNITED STATES BANKRUPTCY JUDGE

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	:
	:	Chapter 11
TACTICA INTERNATIONAL, INC.,	:
	:	Case No. 04-16805 (BRL)
Debtor.	:

INTERIM ORDER (i) GRANTING DEBTOR’S MOTION FOR AN ORDER PURSUANT

TO SECTIONS 102, 105, 361, 362 AND 363 OF THE BANKRUPTCY CODE AND

RULES 4001(d), 9006, 9007, AND 9019 OF THE FEDERAL RUELS OF BANKRUPTCY

PROCEDURE APPROVING STIPULATION AND CONSENT ORDER PROVIDING,

AMONG OTHER THINGS, ADEQUATE PROTECTION TO INNOTRAC

CORPORATIONN; AND (ii) SCHDULING FINAL HEARING

UPON THE MOTION (the “Motion”) of Tactica International, Inc., the above-captioned debtor and debtor in possession (the “Debtor”), by and through its proposed attorney, Piper Rudnick LLP, for an order pursuant to sections 102, 105, 361, 362, and 363 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 4001(d), 9006, 9007, and 9019 of the Federal Rules of Bankruptcy Procedure: (i) approving a stipulation and consent order (the “Stipulation”) between the Debtor and Innotrac Corporation (Innotrac”), on an interim and final basis, providing for the release and shipment of Debtor’s inventory maintained by Innotrac at its warehouse facility in Reno, Nevada (the “Inventory”) and for adequate protection of Innotrac’s interest in the Inventory; and (ii)shortening the time period for consideration and limiting notice for the interim relief requested in the Motion based on the exigent circumstances set forth in the Motion, it is hereby

ORDERED that the Stipulation, a copy of which is annexed to the Motion as Exhibit A, is approved, on an interim basis pending the Final Hearing (as defined below); and it is further

ORDERED that a final hearing (the “Final Hearing”) on the Motion is schedule for November 10, 2004, at 10:00 A.M. before this Court; and it is further

ORDERED that the Debtor be, and hereby is, authorized to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to effectuate the terms of the Stipulation and this Order; and it is further

ORDERED that the Debtor shall serve a copy of this Order and the Stipulation by overnight courier, hand delivery, electronic mail, or facsimile transmission upon (i) counsel to Innotrac, (ii) the United States Trustee, (iii) the twenty (20) largest unsecured creditors of the Debtors, excluding insiders; and (iv) its secured creditors and shall promptly file proof of service thereof’ and it is further

ORDERED that sworn service and notice be deemed good and sufficient in all respects; and it is further

ORDERED that objections, if any, to the relief sought in the Motion must be in writing and filed with the Clerk of the Court and served so as to be received by (i) Piper Rudnick LLP, proposed counsel for the Debtor, 1251 Avenue of the Americas, New York, New York 10020-1104, Attention: Timothy W. Walsh, Esq.; (ii) Kilpatrick Stockon LLP, 110 Peachtree Street, Atlanta, GA 30309-4530, counsel for Innotrac, Attn: Paul Rosenblatt, Esq.; and (iii) the Office fo the United Stated Trustee, no later than three (3) days prior to the date of the Final Hearing; and it is further

ORDERED that, pursuant to Fed. R. Bank. P. 9006 (c)(1), the notice periods for hearing the Motion shall be and hereby are reduced and shortened to the extend necessary to effectuate the terms of this Order; and it is further

ORDERED that the automatic stay provisions of section 362 of the Bankruptcy Code are modified to the extend necessary to implement the terms of the Stipulation; and it is further

ORDERED that paragraph 10 of the Stipulation is modified by adding the words “unless otherwise ordered by the Court” after the words “ninety (90) days” and that paragraph 15 of the Stipulation is modified by striking the words “three (3) days” and inserting in their place “five (5) business days.”

Dated: New York, New York

October 25, 2004

/s/ Arthur J. Gonzalez
UNITED STATES BANKRUPTCY JUDGE